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                                                                     EXHIBIT 2.1



                                 FIRST AMENDMENT
                                       TO
                          AGREEMENT AND PLAN OF MERGER


         This First Amendment (this "First Amendment"), dated as of this 29th day of June, 2000, amends that certain Agreement and Plan of Merger dated as of June 9, 2000, by and among ADC Telecommunications, Inc. ("ADC"), Poundstone Acquisition Corp. ("Poundstone") and Centigram Communications Corporation ("Centigram") (the "Merger Agreement"), which Merger Agreement provides for the acquisition of Centigram by ADC in accordance with the terms and conditions set forth therein.

         WHEREAS, for the avoidance of doubt, the parties desire to amend the Agreement to clarify an agreed provision thereof and to confirm the parties' understandings with respect to the matter set forth in this First Amendment; and

         WHEREAS, this First Amendment is being made by the parties in furtherance of their mutual desire to consummate the transactions contemplated by the Agreement.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1. The second sentence of Section 2.1(e)(i) of the Merger Agreement is hereby amended in its entirety to read as follows:

                  "If all shares of Receivership Stock are returned to the Company prior to the Effective Time, the amount paid by the Company to cause such return, including the Company's out-of-pocket costs (including the reasonable fees and expenses of legal counsel and other advisors incurred to obtain such return (including the resolution of any appeal of the Final Order), hereinafter referred to as "Out-of-Pocket Costs") in excess of $500,000, minus the LESSER of (x) $10,000,000 or (y) the amount paid to the Bancorp Receiver including the Company's Out-of-Pocket Costs in excess of $500,000 (the amount referred to in either (x) or (y) hereinafter referred to as the "RECEIVER PAYMENT CREDIT") shall be deducted from the Base Purchase Price prior to calculation of the Per Share Amount, SUBJECT, HOWEVER, to the third sentence of Section 2.6(b) hereof."




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         2. The first paragraph of Section 2.6(b) of the Merger Agreement is hereby amended in its entirety to read as follows:

                  "(b) At such time as all shares of Receivership Stock are returned to the Surviving Corporation, the Appeal Period has terminated and all pending appeals, if any, have been resolved, the amount paid after the Effective Time by Parent, the Surviving Corporation and/or an affiliate thereof including Parent and/or the Surviving Corporation's Out-of-Pocket Costs shall be deducted from the Escrow Deposit and, together with the interest earned on such amount while held by the Escrow Agent, paid to Parent. In determining the amount paid after the Effective Time by Parent, the Surviving Corporation and/or an affiliate thereof to cause the return of the Receivership Stock, if the Receivership Stock is returned pursuant to the Settlement Agreement substantially in the form entered into on June 7, 2000, only the amount in excess of $10,000,000 paid (whether by Parent, the Surviving Corporation and/or an affiliate after the Effective Time and/or by the Company prior to the Effective Time) to obtain the return of the Receivership Stock pursuant to the Settlement Agreement, including Parent and/or the Surviving Corporation's (and/or the Company's, prior to the Effective Time, in excess of $500,000) Out-of-Pocket Costs as indicated above, will be treated has having been paid by Parent, the Surviving Corporation and/or an affiliate thereof to cause such return. The parties further agree that if, upon final resolution of all available methods of appeal by any party, the Settlement Agreement is found to be void or unenforceable and each of the Bancorp Receiver and Credit Bancorp Ltd. is unable or unwilling to repay or give full credit to Parent and/or the Surviving Corporation for the amount previously paid to the Bancorp Receiver to obtain the return of the Receivership Stock, then the lesser of the Receiver Payment Credit and the amount not repaid or credited to Parent or the Surviving Corporation shall be deducted from the Escrow Deposit and paid to Parent. Any portion of the Escrow Deposit remaining after such payments to Parent (the "ESCROW REMAINDER") shall be distributed as follows:"

         3. Any capitalized term used herein and not otherwise defined herein shall have the meaning given to such term in the Merger Agreement.

         4. This First Amendment constitutes an amendment of the Merger Agreement in conformity with and pursuant to the terms of Section 8.6 of the Agreement. Except as expressly amended herein, all terms set forth in the Merger Agreement shall continue in full force and effect.

         5. The operative terms of this First Amendment may be inserted into a First Amended and Restated Agreement by the parties and shall have a date as of the day and year first set forth herein.

         6. The internal law, and not the law of conflicts, of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this First Amendment and the performance of the obligations imposed by this First Amendment.




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         7. This First Amendment may be executed via facsimile in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this First Amendment as of the day and year first above written.



                                       ADC TELECOMMUNICATIONS, INC.



                                       /s/ Robert E. Switz
                                       ------------------------------------
                                       By: Robert E. Switz
                                       Its:  Senior Vice President and Chief
                                                Financial Officer


                                       POUNDSTONE ACQUISITION CORP.


                                       /s/ Robert E. Switz
                                       ------------------------------------
                                       By:  Robert E. Switz
                                       Its:  Senior Vice President


                                       CENTIGRAM COMMUNICATIONS
                                       CORPORATION


                                       /s/ Thomas E. Brunton
                                       ------------------------------------
                                       By:  Thomas E. Brunton
                                       Its:  Chief Financial Officer